Exhibit 10.1

National Semiconductor Corporation

Notice of Grant of Stock Option and Option Agreement

ID: [Employee Name]

Address

You have been granted a Non-Qualified Stock Option (“Option”)  under the National Semiconductor Corporation 2009 Incentive Award Plan (“Plan”):

Option Grant Date:
Option Price:
Number of Shares:
Vesting Schedule:	1/4th on first anniversary of grant date and 1/48th each month thereafter on the day in the month corresponding to the grant date
Option Term:	Six years and one day
Option Number:

Except in certain instances, vesting on options ceases upon a termination of employment. After termination, vested options generally may be exercised within 3 months although certain exceptions apply. Consult the Plan and the additional terms and conditions of the Stock Option Agreement (“Agreement”), as well as the related Prospectus, for details.

The option is subject to the terms and conditions of this Notice of Grant of Stock Option (“Notice”), the additional terms and conditions of the Agreement and the Plan.  These documents, as well as the Prospectus for the Plan, may be accessed on the intranet at the National Semiconductor Corporate Human Resources website, http://myworkplace.nsc.com. Hard copies are available upon request from Stock Administration, Mail Stop C1-640, 2900 Semiconductor Drive, Santa Clara, CA 95051, stock.administration@nsc.com.

The exercise of a stock option has tax implications. Consult the Prospectus and your tax adviser for details.

PLEASE NOTE: The granting of stock options is solely at the Company’s discretion. There is no guarantee that you will be granted options in the future. In addition, the Company is not responsible for and does not guarantee that you will be able to achieve any particular sales price in connection with your stock option exercise.

By agreeing to accept this Option, you confirm that you have received copies of and agree to be bound by the terms and conditions of this Notice, the Plan and the Agreement.  In particular, you should note that by accepting this Option grant, you consent to the collection, use and transfer of personal data about you as described in the Agreement. This Option cannot be exercised unless you have accepted this Notice and related Agreement.

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NATIONAL SEMICONDUCTOR CORPORATION

2009 INCENTIVE AWARD PLAN (“Plan”)

STOCK OPTION AGREEMENT
ADDITIONAL TERMS AND CONDITIONS

1.                Definitions and Incorporation of Terms

(a)                  Disability.  The inability of the optionee named in the notice of grant of stock option (“Optionee”) to perform any services for the Company or an Affiliate and eligibility to receive disability benefits under the standards used by the applicable disability benefit plans or of the Company (or an Affiliate) or any successor plan thereto.

(b)                 Retirement.  Permanent termination of employment with the Company or an Affiliate and (i) age is at least fifty-five (55) and Optionee’s years of service in the employ of the Company or an Affiliate is then (10) or more, and (ii) the terminating employee has confirmed to the Company that he or she does not intend to engage in a full-time vocation.

(c)                  Incorporation of Terms of Plan.  The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.                Termination of Option.  The Option shall terminate and may not be exercised if the Optionee incurs a Termination of Service within six months following the date the Option was granted.  If Optionee incurs a Termination of Service  such six month period, the Option shall terminate and may not be exercised except as follows:

(a)                  If Optionee’s Termination of Service is for any reason other than (i) Retirement, (ii) Disability, or (iii) death, Optionee may exercise the Option to the extent that Optionee was entitled to exercise it at the date of such termination at any time within a period of three (3) months following the date of such termination.  If Optionee shall die during such three (3) month period without having exercised the Option, the person or persons to whom the Optionee’s rights under the Option shall pass by will or by the laws of descent or distribution may exercise the Option within a period of one year following Optionee’s death but only to the extent the Option was exercisable at the date of Optionee’s termination;

(b)                 If Optionee’s Termination of Service is due to (i) Retirement, (ii) Disability, or (iii) death, the Option may be exercised as provided in the Vesting Schedule (subject to the accelerated vesting provisions of Section 3 hereof) at any time within a period of five (5) years following the date of such termination by Optionee, or in the event of Optionee’s death, by the person or persons to whom Optionee’s rights under the Option shall pass by will or by the laws of descent or distribution; provided, however, that if Optionee shall become employed by or provide services in any manner to a competitor of the Company, the Option shall terminate immediately and may not be exercised.

3.                If Optionee does not incur a Termination of Service within six (6) months following the date the Option was granted and Optionee’s Termination of Service is due to (i) death or (ii) Retirement or Disability and Optionee dies within three (3) years following the date of such termination, the Option shall be fully exercisable upon Optionee’s death notwithstanding the installment exercise provisions of the Vesting Schedule.

4.                Nothing contained in Section 2 or Section 3 hereof is intended to extend the stated Option Term, and in no event may the Option be exercised after the Option Term has expired.

5.                The Option is exercisable, during the lifetime of the Optionee, only by the Optionee.  The Option shall not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution, and shall not be subject to attachment or similar process.  Any attempted sale, pledge, assignment, transfer or other disposition of the Option contrary to the provisions hereof and the levy of any attachment or similar process upon the Option shall be null and void and without effect.

6.                Upon the occurrence of certain events relating to the Common Stock contemplated by Section 13.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock), the Administrator shall make such adjustments the Administrator deems appropriate in the number of shares of Common Stock subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option.  Optionee acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 13.2 of the Plan.

7.                Subject to the terms and conditions of this Agreement, the Option may be exercised by giving notice to he Company at such location and in such form, which may be electronic, as the Company may designate.  Such notice shall (i) state the election to exercise the Option and the number of full shares in respect of which it is being exercised, and (ii) be signed by the person or persons so exercising the Option and, in the event the Option is being exercised (pursuant to Section 2 hereof) by any person or persons other than the Optionee, be accompanied by appropriate proof of the right of such person or persons to exercise the Option.  Such notice may be in electronic form and shall be accompanied by payment of the full purchase price of such shares, whereupon the Company shall issue and deliver, or cause to be issued and delivered a certificate or certificates which may be in book entry form, representing such shares, as soon as practicable after such notice is received.  The purchase price for such shares must be paid in full in one, or a combination of one or more of the following methods: (i) cash or check, (ii) in Common Stock; or (iii) other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).  If Common Stock is used to pay any portion of the purchase price, it must have been held by the Optionee for such period of time as is sufficient to avoid the imposition on the Company of adverse accounting consequences, must be duly endorsed for transfer to the Company by the Optionee and must have an aggregate Fair Market Value as of the payment date of the applicable purchase price.  The payment of all or part of the required withholding taxes due upon exercise of the Option, up to the highest marginal rates then in effect, may be made by the withholding of shares otherwise issuable upon exercise of the Option with an aggregate Fair Market Value (determined, as applicable, on the date of exercise) equal to the amount that must be withheld by the Optionee’s employer for federal, state, local and/or other tax purposes. The certificate or certificates, which may be in electronic form, for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as aforesaid to or upon the order of the person or persons exercising the Option.  The date of the exercise of the Option will be the date on which the aforesaid notice, properly executed and accompanied as aforesaid, is received by the Company.  All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.  Until the certificate or certificates have been issued as aforesaid, the person or persons exercising the Option shall possess no rights of a record holder with respect to any of such shares.

8.                The Company shall not be required to issue or deliver any certificate or certificates for shares of stock to satisfy the Option pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)                  Optionee has evidenced Optionee’s acceptance of the terms of this agreement, which acceptance may be in written or electronic format;

(b)                 The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(c)                  The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(d)                 The obtaining of any approval or other clearance from any state, federal, or other governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(e)                  Subject to the provisions of Section 7, the payment by Optionee of all amounts required to be withheld under federal, state, local and other applicable tax laws, with respect to the exercise of the Option and any shares of the Common Stock issued or issuable to satisfy the Option thereunder; and

(f)                  The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience.

9.                By entering into this Agreement and accepting the grant of an option evidenced hereby, Optionee acknowledges that: (i) the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time; (ii) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company and the Administrator; (iv) the Optionee’s receipt of this Option shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate the Optionee’s employment relationship at any time with or without cause; (v) the Optionee’s participation in the Plan is voluntary; (vi) the value of the Option is an extraordinary item of compensation which is outside the scope of the Optionee’s employment contract, if any; (vii) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (ix) if the underlying shares do not increase in value, the Option will have no value.

10.              The Company and/or the Optionee’s employer will assess its requirements regarding tax, social insurance and any other payroll tax (the “Tax-Related Items”) withholding and reporting in connection with the Option, including the grant, vesting or exercise of the Option or sale of shares acquired pursuant to such exercise.  These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company and/or the Optionee’s employer in this regard, the Optionee hereby acknowledges and agrees that the ultimate liability for any and all Tax-Related Items is and remains his or her responsibility and liability and that the Company and/or the

Optionee’s employer (i) makes no representations nor undertakings regarding treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the subsequent sale of shares acquired pursuant to such exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability regarding Tax-Related Items.  In the event that the Company and/or the Optionee’s employer must withhold any Tax-Related Items as a result of the grant, vesting, or exercise of the Option or sale of shares, the Optionee agrees to make arrangements satisfactory to the Company and/or the Optionee’s employer to satisfy all withholding requirements.  The Optionee authorizes the Company and/or the Optionee’s employer to withhold all applicable Tax-Related Items legally due from the Optionee from his or her wages or other cash compensation paid him or her by the Company and/or the Optionee’s employer or from proceeds from the sale of shares. Optionee further authorizes the Company and/or the Optionee’s employer to withhold from his or her wages or other cash compensation paid him or her by the Company  and/or the Optionee’s employee any additional Tax-Related Items that the Company and the Optionee’s employer subsequently determine in the future to be the responsibility of the Optionee.

11.              As a condition of the grant of the Option, the Optionee consents to the collection, use and transfer of personal data as described in this Section 11.  The Optionee understands that the Company and its subsidiaries hold certain personal information about the Optionee, including the Optionee’s name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of managing and administering the Plan (the “Data”).  The Optionee further understands that the Company and its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its subsidiaries may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  The Optionee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States.  The Optionee authorizes the Company and its subsidiaries to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Optionee may elect to deposit any shares of stock acquired upon exercise of the Option, such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on his or her behalf.  The Optionee understands that he or she may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her local Human Resources representative.  Withdrawal of consent may, however, affect Optionee’s ability to exercise or realize benefits from the Option.

12.              Pursuant to Section 13.2(d) of the Plan, the Option shall become fully vested and exercisable in the event that within twelve (12) months after a Change in Control in connection with which the successor corporation assumes the Option or substitutes an equivalent award for the Option, Optionee’s service is terminated by the Company (or an Affiliate) without Cause or Optionee resigns for Good Reason.

13.               Miscellaneous

(a)                  The Administrator has the power to interpret the Plan, this Agreement and all other documents relating to the Option and to adopt rules for the administration, interpretation and application of the Plan, and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Optionee, the

Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith.

(b)                 Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(c)                  This Agreement shall be administered, and the Common Stock subject to the Option shall be issued, only in such a manner as to conform to all applicable laws, rules and regulations.

(d)                 This Agreement may be amended only by a document, which may be in written or electronic form, executed by the parties hereto which specifically states that it is amending this Agreement. Signatures evidencing such execution may be written or electronic.

(e)                  The rights and obligations of the Company under this Agreement shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(f)                  Optionee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

(g)                 Optionee acknowledges and agrees that he or she has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting this Agreement and fully understands all provisions of this Agreement.

(h)                 All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of substantially all of the business and/or assets of the Company.

(i)                   If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

(j)                   Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him or her at the address provided by Optionee to the Company for maintenance in Company’s personnel records concerning Optionee. By a notice given pursuant to this Section 13(j), either party may designate a different address for notices to be given to it. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 13(j). Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the postal service in the country of residence of the party sending the notice.

(k)                  Notwithstanding anything in the Plan to the contrary, the Administrator may, in its sole discretion, in the event of serious misconduct by Optionee (including, without limitation, any misconduct prejudicial to or in conflict with the Company) or any Termination of Service for cause or in the event that Optionee terminates employment for Retirement and subsequently engages in full-time employment, or any activity of Optionee in competition with the business of the Company, (i) cancel any outstanding Option granted to Optionee, in whole or in part, whether or not vested or (ii) following the exercise of an Option within a period specified by the Administrator, require Optionee to repay to the Company any gain realized or payment received upon the exercise of such Option (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation shall be effective as of the date specified by the Administrator. The determination of whether Optionee has engaged in a serious breach of conduct or any activity in competition with the business of the Company shall be determined by the Administrator in good faith and in its sole discretion. This Section 13(k) shall have no application following a Change in Control.

(l)                   This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Optionee or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

(m)                 The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14.              This Option is granted pursuant to the Plan. A copy of the Plan is available in electronic form on the Company’s Human Resources website or in hard copy from the Stock Administration department and is by reference incorporated herein. In the event of any inconsistency between the terms of this Agreement and the provisions of the Plan, the Plan shall govern.